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                                                                     EXHIBIT 3.7



                           ARTICLES OF INCORPORATION
                                       OF
                       MAXXIM INVESTMENT MANAGEMENT, INC.


     The undersigned, to form a corporation under Chapter 78 of the Nevada Revised Statutes, certifies that:


                                    I. NAME

     The name of the corporation is Maxxim Investment Management, Inc. (the "Corporation").


                    II. RESIDENT AGENT AND PRINCIPAL OFFICE

     The initial resident agent of the Corporation shall be GRIFFIN CORPORATE SERVICES. The address of the agent and the registered office of the Corporation shall be located at the following address:

                           GRIFFIN CORPORATE SERVICES
                         1325 Airmotive Way, Suite 130
                               Reno, Nevada 89902

     The Corporation may change its registered office and may also maintain an office or offices at such other places, in or out of the State of Nevada, as the board of directors may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of the directors and shareholders may be held in and out of the State of Nevada.


                                  III. PURPOSE

     This Corporation is organized for the purpose of engaging in any business or enterprise permitted by law.


                               IV. CAPITAL STOCK

     The total authorized stock of the Corporation shall consist of 1,000 shares of common stock without par. As permitted in NRS 78.195, the board of directors, acting upon a vote of three-fourths of the directors, may:

     4.1 Authorize the issuance of other classes of stock, establishing with respect to each such class any preferences, rights (including voting rights), privileges, limitations, restrictions, and/or other variations, as permitted in NRS 78.035(4); and


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     4.2     Authorize the conversion of stock between the different classes and establish the terms and conditions therefor.

                             V. NON-ASSESSABLE STOCK

     The capital stock of the Corporation shall not be subject to assessment for any purpose, including the payment of the debts of the Corporation, after the amount of the subscription price, or par value, has been paid in money, property, or services, as the board of directors shall determine. No stock issued as fully paid up shall ever be assessable or assessed, and this provision of the Articles of Incorporation may not be amended or deleted except by unanimous vote of all shareholders.

                                 VI. DIRECTORS

     The Corporation shall be governed by a Board of Directors consisting of at least one director. The number of directors may from time to time be increased or decreased as permitted by law and in the manner provided for in the By-Laws of the Corporation. A director does not have to be a shareholder.

                             VII. INITIAL DIRECTORS

     The initial board of directors shall consist of three (3) directors whose names and addresses are as follows:

     NAME                        ADDRESS
     ----                        -------
     Peter M. Graham             810 Sugar Creek Blvd., Sugar Land, TX 77479

     Janice George               1325 Airmotive Way, Suite 130, Reno NV 89502

     Alan Blazei                 2926 W. Autumn Run Circle, Sugar Land, TX 77479

                                VIII. LIABILITY

     No director or officer shall be personally liable to the Corporation or its shareholders for any act or omission arising from his or her failure to exercise due care regarding the management of this Corporation, or for any other breaches of fiduciary duty, except for;

     8.1 Acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or

     8.2 The payment of dividends in violation of Nevada law, including NRS 78,300.


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                                IX. INCORPORATOR

     The incorporator of the Corporation is Thomas A. Cotter whose address is Shumaker, Loop & Kendrick, LLP, 101 East Kennedy Boulevard, Tampa, Florida 33602.

                                    X. TERM

     The Corporation shall have perpetual existence.

                                 XI. AMENDMENT

     The Articles may be amended by a vote of shareholders holding a majority of the voting stock of the Corporation.

                             XII. PREEMPTIVE RIGHTS

     Except to the extent provided otherwise in the Corporation's By-Laws, no shareholder shall have any preemptive right to acquire shares being issued by the Corporation and the Corporation shall have no obligation to first offer to sell such shares to the existing shareholders in proportion of their present holdings.

                            XIII. CUMULATIVE VOTING

     Except to the extent provided otherwise in the Corporation's By-Laws, the principal of cumulative voting shall not apply to the election of directors or officers.

                       XIV. TRANSACTIONS WITH INTERESTED
                        DIRECTORS, OFFICER OR EMPLOYEES

     The Corporation may not enter into any business transaction in which a director, officer, or employee has a personal interest, whether directly or indirectly, unless approved unanimously by all non-interested directors, or if none, by all voting shareholders.

     DATED:   12/19/97
           --------------

                                                     /s/ Thomas A. Cotter
                                              ---------------------------------
                                              Thomas A. Cotter, Incorporator


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